Exhibit 5.1

Meretsky Law Firm Barristers & Solicitors
121 King Street West, Suite 2150, Toronto, Ontario, Canada M5H 3T9
Tel: (416) 943-0808 Fax: (416) 943-0811 www.meretsky.com

September 17, 2021

Sphere 3D Corp.
895 Don Mills Road

Building 2, Suite 900
Toronto, Ontario, M3C 1W3
Canada

Dear Sirs/Mesdames:

Re:	Sphere 3D Corp. - Registration on Form F-3

We have acted as Canadian special counsel to Sphere 3D Corp. (the "Company"), a corporation amalgamated under the Business Corporations Act (Ontario), in connection with the filing by the Company of (i) a registration statement on Form F-3 (the “Initial Registration Statement”) under the Securities Act of 1933, as amended (the “US Securities Act”), and the rules and regulations thereunder (the “Rules”), including the Offering Prospectus constituting part thereof (the “Prospectus”), initially filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 26, 2021, (ii) a second Registration Statement on Form F-3MEF filed pursuant to Rule 462(b) under the Securities Act and the Rules (the “Rule 462(b) Registration Statement”, and together with the Initial Registration Statement, the “Registration Statement”), and (iii) the prospectus supplement filed pursuant to Rule 424(b) under the Securities Act, dated September 2, 2021 (the “Prospectus Supplement”), in connection with the offer and sale by the Company of 22,600,000 shares of the Company’s common shares, no par value (the “Common Shares”) and warrants to purchase up to 11,300,000 Common Shares (the “Warrants” and, together with the Common Shares, the “Securities”), pursuant to that certain Securities Purchase Agreement dated as of September 2, 2021 by and between the Company and the investors named therein (the “Purchase Agreement”).

In rendering our opinions set forth below, we have reviewed the Purchase Agreement and such corporate documents and records of the Company, such certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion letter. As to facts material to the opinions expressed herein, we have relied upon oral and written statements and representations of officers and other representatives of the Company. We also have assumed (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as copies; (c) the genuineness of all signatures; (d) the legal capacity of natural persons; (e) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in all of such documents, (f) the Company’s due organization and valid existence, in good standing, under the laws of Ontario, Canada; and (g) the Company’s legal power and authority to execute, deliver, and perform its obligations under the Securities.

Based upon such examination, and subject to the further assumptions, qualifications and limitations contained herein, it is our opinion that the Warrants, upon their issuance and delivery of certificates (or book-entry notation if uncertificated) for such Warrants, against payment therefor of such lawful consideration as the board of directors of the Company (or a duly authorized committee thereof) may determine, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

In rendering the foregoing opinion, we have assumed that (i) the Purchase Agreement shall have been duly authorized, executed and delivered on behalf of the Company; (ii) all terms of the Warrants shall have been established in accordance with the provisions of the Purchase Agreement; (iii) the Warrants shall have been duly executed, issued and delivered in accordance with the provisions of the Purchase Agreement; (iv) the Warrants and the Purchase Agreement, as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; (v) the Warrants and the Purchase Agreement, as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over the Company.

We express no opinion with respect to the enforceability of: (i) provisions relating to choice of law, choice of venue, jurisdiction or waivers of jury trial, or (ii) any waiver of any usury defense. This opinion letter is rendered as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law that may come to our attention, and we have assumed that no change in the facts stated or assumed herein or in applicable law after the date hereof will affect adversely our ability to render an opinion letter after the date hereof (i) containing the same legal conclusions set forth herein and (ii) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

The foregoing opinions are limited to the laws of the Province of Ontario and the laws of Canada applicable therein, and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement or the Securities.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on September 9, 2021, as amended on September 17, 2021, in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the US Securities Act or the rules and regulations of the SEC thereunder. This opinion may not be quoted from or referred to in any documents other than the Registration Statement as provided for herein without our prior written consent.

Yours truly,

/s/ Meretsky Law Firm
Meretsky Law Firm